                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_|    Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|    Definitive Proxy Statement
|_|    Definitive Additional Materials
|_|    Soliciting Material Under Rule 14a-12


                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

|X|    No fee required.
|_|    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       1) Title of each class of securities to which transaction applies:


       2)      Aggregate number of securities to which transaction applies:


       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       4)      Proposed maximum aggregate value of transaction:


       5)      Total fee paid:



|_| Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:
       1)      Amount previously paid:


       2)      Form, Schedule or Registration Statement No:


       3)      Filing party:


       4)      Date Filed:

                              [CHARLES RIVER LOGO]

                                                                   April 5, 2002

Dear Stockholder,

    You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Charles River Laboratories International, Inc. (the "Company") to be held at 10 a.m. on Friday, May 3, 2002, at the Lanam Club, 260 North Main Street, Andover, Massachusetts.

    At the Annual Meeting, five persons will be elected to the Board of Directors and the Company will ask the Stockholders to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

    Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, you are urged to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

                                          Sincerely,

                                          [/S/ JAMES C. FOSTER]

                                          James C. Foster
                                          CHAIRMAN, CHIEF EXECUTIVE OFFICER AND
                                          PRESIDENT

                            YOUR VOTE IS IMPORTANT.
                       PLEASE RETURN YOUR PROXY PROMPTLY.

                           CHARLES RIVER LABORATORIES
                              INTERNATIONAL, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 3, 2002

                            ------------------------

To the Stockholders of
Charles River Laboratories International, Inc.

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Charles River Laboratories International, Inc., a Delaware corporation (the "Company"), will be held on Friday, May 3, 2002, at the Lanam Club, 260 North Main Street, Andover, Massachusetts, at 10 a.m. for the following purposes:

    1. To elect five members to the Board of Directors to hold office until the next annual meeting of Stockholders.

    2. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 28, 2002.

    3. To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

    The Board of Directors has fixed the close of business on March 12, 2002 as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

    All Stockholders are cordially invited to attend the Annual Meeting. Attendance at the Annual Meeting will be limited to Stockholders and those holding proxies from Stockholders. WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD. A PRE-ADDRESSED, POSTAGE PREPAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          [LOGO]

                                          Dennis R. Shaughnessy
                                          SECRETARY

                           CHARLES RIVER LABORATORIES
                              INTERNATIONAL, INC.
                             251 BALLARDVALE STREET
                              WILMINGTON, MA 01887
                                 (978) 658-6000

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Charles River Laboratories International, Inc., a Delaware corporation (the "Company"), of proxies, in the accompanying form, to be used at the Annual Meeting of Stockholders to be held at the Lanam Club, 260 North Main Street, Andover, Massachusetts, on Friday, May 3, 2002, at 10 a.m. and any adjournments thereof (the "Meeting").

    Where the Stockholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted:

    - FOR the election of the five nominees for director named herein; and

    - FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 28, 2002.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date. Any Stockholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock is necessary to constitute a quorum at the Meeting. Votes of Stockholders of record who are present at the Meeting in person or by proxy, abstentions, and broker non-votes (as defined below) are counted as present or represented at the Meeting for purposes of determining whether a quorum exists.

    Nominees for election as directors at the Meeting will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting. Withholding authority to vote for a nominee for director will have no effect on the outcome of the vote. For the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 28, 2002, the affirmative vote of a majority of votes cast is required. Because abstentions are not part of the votes cast, they have no effect on the proposal.

    If you hold your shares of Common Stock through a broker, bank or other representative, generally the broker or your representative may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes are not counted for the purpose of electing directors and approving the proposal relating to the ratification of independent public accountants.

    The close of business on March 12, 2002 has been fixed as the record date for determining the Stockholders entitled to notice of and to vote at the Meeting. As of the close of business on March 12, 2002, the Company had 44,233,602 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock at the close of business on the record date are entitled to one vote per share on all matters to be voted on by Stockholders.

    The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock of the Company for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail or the Internet may be supplemented by telephone, telegram, telex and personal solicitation by the Directors, officers or employees of the Company. No additional compensation will be paid for such solicitation.

    This Proxy Statement and the accompanying proxy are being mailed on or about April 5, 2002 to all Stockholders entitled to notice of and to vote at the Meeting.

    The Annual Report to Stockholders for the fiscal year ended December 29, 2001 is being mailed to Stockholders with this Proxy Statement, but does not constitute a part hereof.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table shows information regarding the beneficial ownership of the Company's Common Stock as of March 12, 2002, which is the record date for the purposes of determining Stockholders entitled to vote at the Annual Meeting. For such date, the table covers:

    - Each person or group of affiliated persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock;

    - Each current member of the Board of Directors;

    - Each executive officer named in the Summary Compensation Table on page 10 hereof; and

    - All current directors and executive officers as a group.

    The beneficial ownership has been determined in the table in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person on March 12, 2002, we have deemed shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of March 12, 2002, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by that Stockholder. Beneficial ownership percentage is based on 44,233,602 shares of Common Stock outstanding as of March 12, 2002.

    None of the directors, executive officers or beneficial owners listed below or their respective associates or security holders, is a party to any material proceedings adverse to the Company or has a material interest adverse to the Company.

    The address for each listed director and officer is c/o Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887.

                                                           NUMBER OF SHARES
                                                             BENEFICIALLY     PERCENTAGE OF SHARES
                                                             OWNED AS OF           OUTSTANDING
NAME OF BENEFICIAL OWNER                                    MARCH 12, 2002    AS OF MARCH 12, 2002
------------------------                                   ----------------   ---------------------
DLJ Merchant Banking Partners II, L.P.
  and related investors(1)...............................     3,098,254(2)             7.0%
James C. Foster..........................................       793,196(3)             1.8
Real H. Renaud...........................................       191,583(4)               *
Dennis R. Shaughnessy....................................       165,929(5)               *
David P. Johst...........................................       220,860(6)               *
Thomas F. Ackerman.......................................       154,746(7)               *
Robert Cawthorn..........................................         1,889                  *
Stephen D. Chubb.........................................        42,773(8)               *
Samuel O. Thier..........................................        25,300(9)               *
William Waltrip..........................................        42,773(10)              *
Officers and directors as a group (10 persons)...........     1,744,252(11)            3.9

------------------------

  *  Less than 1%.

 (1) Consists of shares held directly or indirectly by the DLJMB Funds (defined on page 18) and the following related investors: DLJ Merchant Banking Partners, II, L.P.; DLJ Merchant Banking Partners II-A, L.P.; DLJ Investment Partners, L.P.; DLJ Offshore Partners II, C.V.; DLJ Capital Corp.; DLJ Diversified Partners, L.P.; DLJ Diversified Partners-A, L.P.; DLJ Millennium Partners, L.P.; DLJ Millennium Partners-A, L.P.; DLJMB Funding II, Inc.; DLJ First ESC L.P.; DLJ EAB Partners, L.P.; DLJ ESC II, L.P.; DLJ Investment Funding, Inc.; DLJ Capital Corporation; Sprout Capital VIII, L.P. and Sprout Venture Capital, L.P. See "Certain Relationships and Related Transactions." The address of each of these investors is 277 Park Avenue, New York, New York 10172, except the address of Offshore Partners is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles.

 (2) Includes 227,910 shares for the DLJMB Funds and affiliates underlying currently exercisable warrants.

 (3) Includes 563,718 shares of Common Stock subject to options held by Mr. Foster that are exercisable within 60 days of March 12, 2002.

 (4) Includes 147,116 shares of Common Stock subject to options held by Mr. Renaud that are exercisable within 60 days of March 12, 2002.

 (5) Includes 138,168 shares of Common Stock subject to options held by Mr. Shaughnessy that are exercisable within 60 days of March 12, 2002.

 (6) Includes 128,979 shares of Common Stock subject to options held by Mr. Johst that are exercisable within 60 days of March 12, 2002.

 (7) Includes 128,979 shares of Common Stock subject to options held by Mr. Ackerman that are exercisable within 60 days of March 12, 2002.

 (8) Includes 24,000 shares of Common Stock subject to options held by Mr. Chubb that are exercisable within 60 days of March 12, 2002.

 (9) Includes 24,000 shares of Common Stock subject to options held by Mr. Thier that are exercisable within 60 days of March 12, 2002.

 (10) Includes 24,000 shares of Common Stock subject to options held by Mr. Waltrip that are exercisable within 60 days of March 12, 2002.

 (11) Includes 1,259,894 shares of Common Stock subject to options exercisable within 60 days of March 12, 2002.

                                   MANAGEMENT

BOARD OF DIRECTORS

    Under the Company's By-laws, the number of members of the Company's Board of Directors is fixed from time to time by the Board of Directors but may be increased or decreased either by the Stockholders or by the majority of directors then in office. Directors serve in office until the next annual meeting of Stockholders and until their successors have been elected and qualified or until their earlier death, resignation or removal.

    The Board of Directors has voted to set the size of the Board of Directors at five and to nominate James C. Foster, Robert Cawthorn, Stephen D. Chubb, Samuel O. Thier and William Waltrip for election at the Meeting.

    Set forth below are the names of the persons nominated as directors, their ages, their positions with the Company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

NAME                                  AGE          POSITION WITH THE COMPANY
----                                --------   ----------------------------------
James C. Foster...................     51      Chairman, Chief Executive Officer,
                                                 President and Director
Robert Cawthorn...................     66      Director
Stephen D. Chubb..................     58      Director
Samuel O. Thier...................     64      Director
William Waltrip...................     64      Director

    JAMES C. FOSTER joined us in 1976 as General Counsel. Over the past
25 years, Mr. Foster has held various staff and managerial positions, with Mr. Foster being named our President in 1991, Chief Executive Officer in 1992 and our Chairman in 2000. Mr. Foster also serves on the Board of Directors of BioTransplant, Inc. Mr. Foster received a B.A. from Lake Forest College, a M.S. from the Sloan School of Management at the Massachusetts Institute of Technology, and a J.D. from Boston University School of Law.

    ROBERT CAWTHORN retired on June 30, 2001 as an independent consultant to Global Health Care Partners, a group at DLJ Merchant Banking, Inc., having been a Managing Director from 1997 to 1999. Mr. Cawthorn was Chief Executive Officer and Chairman of Rhone-Poulenc Rorer Inc. until May 1996. Further, he previously served as an executive officer of Pfizer International and was the first President of Biogen Inc. Mr. Cawthorn serves as Chairman of Actelion Ltd., and also serves as a director of Coley Pharmaceutical Group, Inc., H(2)O Technologies, Inc., NextPharma Technologies S.A., PharmaNet Inc. and Pharma Marketing Ltd.

    STEPHEN D. CHUBB has been Chairman, Director and Chief Executive Officer of Matritech, Inc. since its inception in 1987. He is also a Certified Public Accountant. Previously, Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc. and as President and Chief Executive Officer of Cytogen Company. Mr. Chubb serves as a director of i-Stat Corporation and is a Trustee of Mount Auburn Hospital in Cambridge.

    SAMUEL O. THIER has been Chief Executive Officer of Partners HealthCare System, Inc. since July 1996 and President of Partners HealthCare System since 1994. Previously, he served as President of The Massachusetts General Hospital from 1994 through 1997 and as President of Brandeis University from 1991 to 1994. He has served as President of the Institute of Medicine of the National Academy of Sciences and Chairman of the American Board of Internal Medicine, and he is a Fellow of the American Academy of Arts and Sciences. He is a director of Merck & Co., Inc. and Pranalytica, Inc.

    WILLIAM WALTRIP has been a director of Bausch & Lomb Incorporated since 1985, and Chairman of the Board of Directors of Technology Solutions Company since 1993. Previously, Mr. Waltrip served as Chairman and Chief Executive Officer of Bausch & Lomb Incorporated, as Chief Executive Officer of Technology Solutions Company, as Chairman and Chief Executive Officer of Biggers
Brothers, Inc., and as Chief Operating Officer of IU International Corporation. He was also previously President and Chief Executive Officer and a director of Purolator Courier Corporation. He is a director of Teachers Insurance and Annuity Association, Thomas & Betts Corporation and Technology Solutions Company.

    Each of the Company's directors serves until the next annual meeting of the Stockholders and until a successor is duly elected and qualified or until his earlier death, resignation or removal. All members of the Board of Directors, other than Mr. Thier, were elected at the time of the recapitalization pursuant to the investors' agreement that was entered into in connection with that transaction. Mr. Thier was elected as a director in April 2000. There are no family relationships between any of the Company's directors or executive officers. The Company's executive officers are elected by, and serve at the discretion of, the Board of Directors. None of the Company's directors or executive officers were involved in legal proceedings requiring disclosure under Tem 401(f), Regulation S-K under the Securities Exchange Act of 1934.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

    MEETING ATTENDANCE. During the fiscal year 2001, there were three meetings of the Board of Directors, and the various committees of the Board of Directors met a total of seven additional times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board of Directors on which he served during fiscal 2001, except for William Waltrip who attended one meeting of the Board of Directors, three meetings of the Audit Committee and one meeting of the Compensation Committee, and Stephen Chubb who attended two meetings of the Board of Directors.

    AUDIT COMMITTEE. The Audit Committee, which met five times in fiscal 2001, has three members, Messrs. Chubb, Thier and Waltrip. The Audit Committee reviews the engagement of the Company's independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. Please see also the report of the Audit Committee set forth elsewhere in this Proxy Statement.

    COMPENSATION COMMITTEE. The Compensation Committee, which met two times during fiscal 2001, has two members, Messrs. Cawthorn and Waltrip. The Compensation Committee reviews, approves and makes recommendations on the Company's compensation and benefit plans to ensure that they meet corporate objectives. In addition, the Compensation Committee reviews compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Compensation Committee reviews the CEO's recommendations on compensation for all of the Company's officers and on adopting and changing major compensation policies and practices, and reports its recommendations to the entire Board of Directors for approval and authorization. The Compensation Committee also administers the Company's stock plans. Please see also the report of the Compensation Committee set forth elsewhere in this Proxy Statement.

    COMMITTEE ON DIRECTORS. The Committee on Directors was formed at the end of fiscal 2001 and has met twice in 2002 since its formation. The Committee on Directors has three members, Messrs. Cawthorn, Chubb and Waltrip. The Committee on Directors makes recommendations to the Board on all matters relating to the Board, including development and implementation of policies on composition, participation and size of the Board, changes in the organization and procedures of the Board and compensation of non-employee directors. The Committee on Directors oversees matters of corporate governance, including Board performance. The Committee on Directors considers director nominees, including those submitted by shareholders in accordance with the By-laws for recommendation to the Board.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. During 2001, the Compensation Committee had four members, Messrs. Cawthorn, Dean, Waltrip and Wendt, until the resignation of Mr. Dean and Mr. Wendt on December 13, 2001. No executive officer or employee of the Company is a member of the Compensation Committee. Since 1985, Mr. Waltrip has been a director of Bausch & Lomb Incorporated and was its Chief Executive Officer in 1996 and Chairman of the Board from 1996 to 1998, during which times the Company was a wholly owned subsidiary of Bausch & Lomb Incorporated. Except as provided below, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

COMPENSATION OF DIRECTORS

    The Company pays each unaffiliated and non-employee director an annual fee of $10,000 for service as a director of the Company, plus $1,000 for each Board of Directors meeting attended. Expenses incurred in attending Board of Directors meetings and committee meetings are reimbursed by the Company.

    Directors are eligible to participate in the Company's 2000 Directors Stock Plan. The Company's 2000 Directors Stock Plan provides for the grant of both automatic and discretionary non-statutory stock options to directors. Pursuant to the plan, each unaffiliated and non-employee director will be automatically granted an option to purchase 20,000 shares of Common Stock on the date he or she is first elected or named a director. On the day of each annual meeting of Stockholders, each independent director who served during the prior year will be awarded an option to purchase 4,000 shares of Common Stock (pro-rated if the director did not serve for the entire preceding year). There are 100,000 shares of Common Stock reserved under this plan. Options for 4,000 shares were granted under the plan in May 2001 to each of Messrs. Waltrip, Thier and Chubb.

EXECUTIVE OFFICERS

    The names of, and certain information regarding, executive officers of the Company who are not also directors are set forth below. The executive officers serve at the discretion of the Board of Directors.

NAME                                  AGE          POSITION WITH THE COMPANY
----                                --------   ----------------------------------
Thomas F. Ackerman................     47      Senior Vice President and Chief
                                                 Financial Officer
David P. Johst....................     40      Senior Vice President, Human
                                                 Resources and Administration
Julia D. Palm.....................     53      Senior Vice President and General
                                                 Manager, Biomedical Products and
                                                 Service
Real H. Renaud....................     54      Senior Vice President and General
                                                 Manager, European and North
                                                 American Animal Operations
Dennis R. Shaughnessy.............     44      Senior Vice President, Corporate
                                                 Development, General Counsel and
                                                 Secretary

    THOMAS F. ACKERMAN joined us in 1988 with over eleven years of combined public accounting and international finance experience. He was named Controller, North America in 1992 and became our

Vice President and Chief Financial Officer in 1996. In 1999, he was named a Senior Vice President. He is currently responsible for overseeing our Accounting and Finance Department, as well as the Information Technology Group. Prior to joining us, Mr. Ackerman was an accountant at Arthur Anderson & Co.
Mr. Ackerman received a B.S. in Accounting from the University of Massachusetts and is a certified public accountant.

    DAVID P. JOHST joined us in 1991 as Corporate Counsel and was named Vice President, Human Resources in 1995. He became Vice President, Human Resources Administration in 1996, and a Senior Vice President in 1999. He is responsible for overseeing our Human Resources Department, as well as several other corporate staff departments. He also serves as our counsel on labor relations matters. Prior to joining the Company, Mr. Johst was a corporate associate at Boston's Hale and Dorr. Mr. Johst is a graduate of Dartmouth College, holds an M.B.A. from Northeastern University and received his J.D. from Harvard University Law School.

    JULIA D. PALM joined us in 1995 with nearly 20 years of management and marketing experience in the medical device and biotechnology industries. She became Senior Vice President in 2001. Prior to joining us, she held various marketing positions with Becton Dickinson, National Medical Care and W.R. Grace, and served as President of W.R. Grace's Amicon Division immediately prior to joining us. Ms. Palm has responsibility for overseeing a portfolio of most of our biomedical products and services companies on a worldwide basis. Ms. Palm holds a B.A. in Biology from Denison University and an M.B.A. from Farleigh Dickinson University.

    REAL H. RENAUD joined us in 1964 and has 36 years of small animal production and related management experience. In 1986, Mr. Renaud became the Company's Vice President of Production, with responsibility for overseeing the Company's North American small animal operations, and was named Vice President, Worldwide Production in 1990. Mr. Renaud became Vice President and General Manager, European and North American Animal Operations in 1996, following a two-year European assignment during which he provided direct oversight to our European operations. In 1999, he became a Senior Vice President. Mr. Renaud attended Columbia University's executive education program, and has also studied at the Lyon Veterinary School and the Montreal Business School.

    DENNIS R. SHAUGHNESSY joined us in 1988 as Corporate Counsel and was named Vice President, Business Affairs in 1991. He became Vice President, Corporate Development and General Counsel in 1994 and is responsible for overseeing the Company's business development initiatives on a worldwide basis, as well as handling the Company's overall legal affairs. He became a Senior Vice President in 1999. Mr. Shaughnessy also serves as our Corporate Secretary. Prior to joining us, Mr. Shaughnessy was a corporate associate at Boston's Testa, Hurwitz & Thibeault and previously served in government policy positions.
Mr. Shaughnessy has a B.A. from The Pennsylvania State University, an M.S. from The University of Michigan, an M.B.A. from Northeastern University, and a J.D. from The University of Maryland School of Law.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth summary information as to compensation received by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers who were employed by the Company on December 29, 2001 (collectively, the "named executive officers") for services rendered to the Company in all capacities during the three fiscal years ended December 29, 2001.

                                                                                            LONG-TERM
                                                       ANNUAL COMPENSATION             COMPENSATION AWARDS
                                               -----------------------------------   -----------------------
                                                                                                  SECURITIES
                                                                         OTHER       RESTRICTED   UNDERLYING
                                     FISCAL                             ANNUAL         STOCK       OPTIONS/       ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR      SALARY     BONUS     COMPENSATION     AWARD(S)       SARS      COMPENSATION(2)
---------------------------         --------   --------   --------   -------------   ----------   ----------   ----------------
James C. Foster .................     2001     $447,910   $720,375     $ 30,559           --        77,500         $130,730
  Chairman, Chief Executive           2000      341,250    601,293       32,010           --        40,000          132,292
  Officer, President and Director     1999      324,727    790,001      355,357(1)        --       558,824          135,200

Real H. Renaud ..................     2001     $249,730   $252,425     $ 10,811           --        21,800         $ 20,900
  Senior Vice President and           2000      236,250    208,490       12,760           --        16,000           44,075
  General Manager, European and       1999      224,475    236,391      100,647(1)        --       163,793           42,252
  North American Animal
  Operations

Dennis R. Shaughnessy ...........     2001     $224,235   $272,438     $ 17,873        6,000        21,800         $  6,020
  Senior Vice President,              2000      185,000    240,873       14,511           --        16,000            6,020
  Corporate Development, General      1999      176,239    290,542      323,616(1)(3)      --      134,642           61,057
  Counsel and Secretary

David P. Johst ..................     2001     $223,790   $287,438     $  4,221           --        21,800         $ 60,203
  Senior Vice President, Human        2000      162,000    204,513        7,661           --        16,000           20,203
  Resources and Administration        1999      154,209    238,767       84,569(1)        --       125,254           60,003

Thomas F. Ackerman ..............     2001     $223,784   $287,438     $ 12,288           --        21,800         $ 38,400
  Senior Vice President and Chief     2000      162,000    204,154       14,026           --        16,000           38,400
  Financial Officer                   1999      141,621    245,954       92,574(1)        --       125,254           38,200

------------------------------

(1) Amounts in this column for 1999 include contractual payments made by Bausch & Lomb Incorporated to the named executive officers in lieu of accelerating their unvested Bausch & Lomb Incorporated options upon the closing of the recapitalization.

(2) Includes employer contribution under the Company's Executive Supplemental Life Insurance Retirement Plan (Mr. Foster (2001: $127,330), (2000:
    $128,892), (1999: $132,000); Mr. Renaud (2001: $17,500), (2000: $40,675),
    (1999: $39,052); Mr. Shaughnessy (2001: $2,620), (2000: $2,620), (1999:
    $57,857); Mr. Johst (2001: $56,803), (2000: $16,803), (1999: $56,803);
    Mr. Ackerman (2001: $35,000), (2000: $35,000), (1999: $35,000)), and
    Employee Savings Plan (Mr. Foster (2001: $3,400), (2000: $3,400), (1999:
    $3,200); Mr. Renaud (2001: $3,400), (2000: $3,400), (1999: $3,200);
    Mr. Shaughnessy (2001: $3,400), (2000: $3,400), (1999: $3,200); Mr. Johst
    (2001: $3,400), (2000: $3,400), (1999: $3,200); Mr. Ackerman (2001: $3,400),
    (2000: $3,400), (1999: $3,200)).

(3) Also includes a lump-sum payment of $253,000 made in return for relinquishment of right to participate in the Company's Executive Supplemental Life Insurance Retirement Plan.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding each stock option and stock appreciation right granted during fiscal year 2001 to each of the named executive officers.

                                            INDIVIDUAL GRANTS(1)                      POTENTIAL REALIZABLE
                          --------------------------------------------------------   VALUE AT ASSUMED ANNUAL
                           NUMBER OF     PERCENT OF TOTAL                             RATES OF STOCK PRICE
                           SECURITIES      OPTIONS/SARS     EXERCISE                      APPRECIATION
                           UNDERLYING       GRANTED TO       OR BASE                   FOR OPTION TERM(2)
                          OPTIONS/SARS     EMPLOYEES IN       PRICE     EXPIRATION   -----------------------
NAME                      GRANTED (1)      FISCAL YEAR      ($/SHARE)      DATE          5%          10%
----                      ------------   ----------------   ---------   ----------   ----------   ----------
James C. Foster.........     77,500            10.3%         $31.97      8/1/2011    $1,558,196   $3,948,776
Real H. Renaud..........     21,800             2.9%          31.97      8/1/2011       438,306    1,110,752
Dennis R. Shaughnessy...     21,800             2.9%          31.97      8/1/2011       438,306    1,110,752
David P. Johst..........     21,800             2.9%          31.97      8/1/2011       438,306    1,110,752
Thomas F. Ackerman......     21,800             2.9%          31.97      8/1/2011       438,306    1,110,752

------------------------

(1) The options were granted pursuant to the Company's 2000 Incentive Plan. The options granted to the named executive officers are incentive stock options to the extent permitted by law and vest annually in three equal installments.

(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionee's continued employment through the option period and the date on which the options are exercised.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth for each of the named executive officers the Company options exercised during the 2001 fiscal year, the number of shares covered by both exercisable and unexercisable stock options as of December 29, 2001 and the value of "in-the-money" options as of December 29, 2001.

                                                             NUMBER OF SECURITIES        VALUE OF THE UNEXERCISED
                                                                  UNDERLYING                   IN-THE-MONEY
                                                          UNEXERCISED OPTIONS/SARS AT          OPTIONS/SARS
                            SHARES                              FISCAL YEAR-END            AT FISCAL YEAR-END(2)
                          ACQUIRED ON        VALUE        ---------------------------   ---------------------------
NAME                       EXERCISE     REALIZED ($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   ---------------   -----------   -------------   -----------   -------------
James C. Foster..........        --               --        523,072        153,252      $14,854,211    $2,044,598
Real H. Renaud...........    20,000         $524,000        137,438         44,155        3,883,444       571,355
Dennis R. Shaughnessy....        --               --        129,488         42,954        3,655,518       536,922
David P. Johst...........        --               --        121,237         41,817        3,418,962       504,325
Thomas F. Ackerman.......        --               --        121,237         41,817        3,418,962       504,325

------------------------

(1) The values realized shown are net of option exercise prices, but do not include deductions for taxes or other expenses associated with the exercise.

(2) The value of unexercised in-the-money options at fiscal year end assumes a fair market value for the Company's Common Stock of $34.00, the closing sale price per share of the Company's Common Stock, as reported on the New York Stock Exchange on December 29, 2001, less the option exercise price.

PENSION AND SAVINGS PLANS

    One of the Company's sponsored defined benefit plans, the Charles River Laboratories, Inc. Pension Plan, is a qualified, non-contributory plan that covers most U.S. employees. Benefits are based on participants' highest five consecutive years of compensation and years of service. The amount of pension payable at normal retirement (the later of age 65 and 5 years of service) is equal to the greater of: (1) 1 1/8% of participants' highest five consecutive years of compensation multiplied by years of service up to 40 years, less the maximum offset allowance determined in accordance with Internal Revenue Code
Section 401(l); and (2) $180 multiplied by years of service. Participant's rights vest upon completion of five years of service. Employees hired after December 31, 2001, are not eligible to participate in the plan.

    Certain officers and key employees of the Company also participate in the Company's amended and restated Executive Supplemental Life Insurance Retirement Plan, or ESLIRP, which is a non-funded, non-qualified arrangement. Annual benefits under this Plan will equal a percentage of the highest five consecutive years of compensation, offset by amounts payable under the Charles River Laboratories, Inc. Pension Plan and Social Security. The age-based percentages are 46% at age 59, and up to 55% at age 62 and over. The normal retirement age is 62. Eligible spouses (married one year or longer at the executive's retirement date) receive survivor benefits at a rate of 100% of the benefit paid to the executives during the first 15 years following retirement and thereafter at the rate of 50%. Executive officer participants vest as to 50% of the total benefit after five years of service with a 10% incremental increase in vesting percentage for each year thereafter. The Company has taken out several key person life insurance policies with the intention of using their cash surrender value to fund the ESLIRP Plan.

    The following table shows the total estimated annual benefits payable under the ESLIRP beginning at retirement (age 62) and continuing until the executive's death. These estimates are based on the assumptions that an employee will continue to work for the Company until normal retirement with no change in current 2001 compensation. The total benefit below is offset by the Charles River Laboratories, Inc. Pension Plan and Social Security. Amounts shown are paid as a 15 year certain and continuous annuity with a 50% spousal benefit after the 15 years.

HIGHEST FIVE-YEAR              RETIREMENT AT AGE 62-
AVERAGE COMPENSATION           ALL YEARS OF SERVICE
--------------------           ---------------------
$ 200,000....................        $110,000
  300,000....................         165,000
  400,000....................         220,000
  500,000....................         275,000
  600,000....................         330,000
  700,000....................         385,000
  800,000....................         440,000
  900,000....................         495,000
 1,000,000...................         550,000

    The (i) 2001 pensionable earnings (salary and bonus), (ii) current years of service and (iii) projected total service at age 62 are as follows for each of the named executive officers:

                                                                        PROJECTED TOTAL
NAME                                  COMPENSATION   YEARS OF SERVICE   YEARS OF SERVICE
----                                  ------------   ----------------   ----------------
Thomas F. Ackerman..................   $  433,271          14.0               29.0
James C. Foster.....................    1,064,276          26.6               36.6
David P. Johst......................      431,149          11.0               33.0
Real H. Renaud......................      645,788          37.3               44.3
Dennis R. Shaughnessy...............      472,865          13.3               30.3

    The estimated annual vested accrued benefits payable upon retirement at age 62, based on the 2001 pensionable earnings shown in the table above, is as follows for the named executive officers participating in the ESLIRP, subject to offset by amounts payable under the Charles River Laboratories, Inc. Pension Plan and Social Security: Mr. Ackerman ($238,299), Mr. Foster ($585,352),
Mr. Johst ($237,132) and Mr. Renaud ($355,183). Mr. Shaughnessy is no longer a participant in the ESLIRP. The estimated annual vested accrued benefits payable upon retirement at age 65 (the normal retirement age under the pension plan) to Mr. Shaughnessy under the Charles River Laboratories, Inc. Pension Plan is $18,200.

EMPLOYEE AGREEMENTS AND COMPENSATION ARRANGEMENTS

    The Company does not currently have employment agreements with any of its named executive officers, other than the severance agreements discussed below.

SEVERANCE PLANS

    In January 1999, Charles River Laboratories, Inc. adopted the 1999 Charles River Laboratories Officer Separation Plan. This plan provides for severance payments to vice presidents and more senior officers who are terminated for reasons other than cause, voluntary resignation, disability, early or normal retirement or death and who have not been offered comparable positions within the Company. A participant under the plan is entitled to a severance payment equal to one year of the officer's base pay plus the accrued vacation pay payable to the officer as of the separation date. Under certain circumstances, a participant is also entitled to receive a PRO RATA portion of the participant's incentive bonus under the terms of the plan. Each of the named executive officers other than Mr. Renaud is a participant under the plan. In
January 1992, Mr. Renaud entered into an agreement with Charles River Laboratories, Inc. providing for a severance payment equal to one year of his base pay if he is terminated for any reason other than for cause, and up to one additional year of base pay until he finds non-competing employment. The plan and the 1992 agreement with Mr. Renaud each prohibit the participant from competing with Charles River Laboratories, Inc. for one year after termination of the participant's employment.

    On July 25, 1999, Charles River Laboratories, Inc. entered into an agreement with each of the named executive officers providing for a severance payment to any covered officer terminated by Charles River Laboratories, Inc. prior to September 29, 2000 for any reason other than cause. Under these agreements, Mr. Foster is entitled to a severance payment equal to two and one-half times his base salary and each of Messrs. Thomas F. Ackerman, David P. Johst and Dennis R. Shaughnessy is entitled to a severance payment equal to two times his base salary.

PERFORMANCE GRAPH

    The following graph compares the annual percentage change in the Company's cumulative total stockholder return on its Common Stock during a period commencing on June 23, 2000 and ending on December 29, 2001 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) with the cumulative total return of the S&P 500 Index and the NASDAQ Pharmaceutical Index during such period. The Company has not paid any dividends on the Common Stock, and no dividends are included in the representation of the Company's performance. The stock price performance on the graph below is not necessarily indicative of future price performance. Prior to June 23, 2000, the Company's Common Stock was not publicly traded. Comparative data is provided only for the period since that date. This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. Information used on the graph was obtained from the Standard & Poor's Institutional Market Services, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TOTAL SHAREHOLDER RETURNS

                        CHARLES RIVER               S&P            NASDAQ
MONTHS ENDING  LABORATORIES INTERNATIONAL, INC.  500 INDEX  PHARMACEUTICAL INDEX
06/23/2000                              $100.00    $100.00               $100.00
06/30/2000                              $100.85    $100.91               $103.71
07/28/2000                              $125.28     $98.57                $96.58
08/25/2000                              $125.28    $104.72               $112.11
09/29/2000                              $154.55     $99.92               $113.88
10/27/2000                              $115.91     $96.03               $102.46
11/24/2000                              $109.66     $93.53                $95.90
12/29/2000                              $124.43     $92.11                $94.90
01/27/2001                              $113.92     $94.60                $91.25
02/24/2001                              $105.50     $87.10                $86.66
03/31/2001                              $112.50     $81.19                $70.56
04/28/2001                              $109.77     $87.75                $79.39
05/26/2001                              $148.00     $89.63                $85.81
06/30/2001                              $154.55     $85.94                $87.66
07/28/2001                              $131.27     $84.71                $80.65
08/25/2001                              $163.18     $83.39                $80.92
09/29/2001                              $160.77     $73.33                $70.67
10/27/2001                              $146.09     $77.89                $77.85
11/24/2001                              $151.36     $81.23                $85.18
12/29/2001                              $154.55     $82.08                $81.20

                        REPORT OF COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed entirely of outside directors. The Compensation Committee, which consists of Mr. Cawthorn and Mr. Waltrip is responsible for establishing and administering the Company's executive compensation policies. This report addresses the compensation policies for fiscal year 2001 as they affect Mr. Foster, in his capacity as Chairman, President and Chief Executive Officer of the Company, and the other executive officers of the Company.

    The objectives of the Company's executive compensation program are to:

    - Provide a competitive compensation package that will attract and retain superior talent and reward performance.

    - Support the achievement of desired Company performance.

    - Align the interests of executives with the long-term interests of Stockholders through award opportunities that can result in ownership of Common Stock, thereby encouraging the achievement of superior results over an extended period.

EXECUTIVE OFFICER COMPENSATION PROGRAM

    The Company's executive officer compensation program is comprised of:
(i) base salary, which is set on an annual basis; (ii) annual incentive bonuses, which are based on the achievement of predetermined objectives; and
(iii) long-term incentive compensation in the form of periodic stock option or restricted stock grants, with the objective of aligning the executive officers' long-term interests with those of the Stockholders and encouraging the achievement of superior results over an extended period.

    The Compensation Committee performs annual reviews of executive compensation to confirm the competitiveness of the overall executive compensation package as compared with companies who compete with the Company to attract and retain employees.

    In considering compensation of the Company's executives, one of the factors the Compensation Committee takes into account is the anticipated tax treatment to the Company on various components of compensation. The Company does not believe that Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally disallows a tax deduction for certain compensation in excess of $1 million to any of the executive officers appearing in the Summary Compensation Table above, will have an effect on the Company. The Compensation Committee has considered the requirements of Section 162(m) of the Code and its related regulations. It is the Compensation Committee's present policy to take reasonable measures to preserve the full deductibility of substantially all executive compensation, to the extent consistent with its other compensation objectives.

BASE SALARY

    The Compensation Committee reviews base salary levels for the Company's executive officers on an annual basis. Base salaries are set competitively relative to companies in the biotechnology industry and other comparable companies. In determining salaries the Compensation Committee also takes into consideration individual experience and performance. The Compensation Committee seeks to compare the salaries paid by companies similar in size and stage of development to the Company. Within this comparison group, the Company seeks to make comparisons to executives at a comparable level of experience, who have a comparable level of responsibility and expected level of contribution to the Company's performance. In setting base salaries, the Compensation Committee also takes into account the intense level of competition among biotechnology companies, as well as a broader group of companies of comparable size and complexity to attract talented personnel.

ANNUAL INCENTIVE BONUSES

    The Company, along with each executive officer, establishes goals related specifically to that officer's areas of responsibility. The Compensation Committee determines the amount of each executive's bonus based on performance against established financial objectives, as well as a subjective assessment by the Compensation Committee of the officer's individual contribution to the overall performance of the Company. Bonuses are awarded on an annual basis.

LONG-TERM INCENTIVE COMPENSATION

    Long-term incentive compensation, in the form of stock options or restricted stock grants, allows the executive officers to share in any appreciation in the value of the Company's Common Stock. The Compensation Committee believes that stock option participation aligns executive officers' interests with those of the Stockholders. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. Awards are made at a level calculated to be competitive within the biotechnology industry as well as a broader group of companies of comparable size and complexity. In determining the amount of each grant, the Compensation Committee takes into account the number of shares held by the executive prior to the grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Foster has held the position of President since 1991, CEO since 1992 and Chairman since June 2000. Mr. Foster currently receives an annual base salary, which has been increased by the Board of Directors periodically. In 2001, Mr. Foster had a base salary of $450,000, which was consistent with the range of salary levels received by his counterparts in companies in the biotechnology industry and other comparable companies. Mr. Foster also received an annual bonus of $720,375, which was based primarily on the Company's overall financial performance in fiscal 2001. The Compensation Committee believes Mr. Foster has managed the Company well in a challenging business climate and has continued to move the Company towards its long-term objectives.

    The Company granted stock options to Mr. Foster to purchase 558,824 shares at an exercise price of $5.33 in fiscal 1999, 40,000 shares at an exercise price of $16.00 in fiscal 2000 and 77,500 shares at an exercise price of $31.97 in fiscal 2001. This option package is designed to align the interests of Mr. Foster with those of the Company's stockholders with respect to short-term operating results and long term increases in the price of the Company's Common Stock. The grant of these options is consistent with the goals of the Company's stock option program as a whole.

                                          THE COMPENSATION COMMITTEE:
                                          Mr. Cawthorn (Chairman)
                                          Mr. Waltrip

                           REPORT OF AUDIT COMMITTEE

    The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the NYSE, has furnished the following report:

    The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company's financial reporting process, its compliance with legal and regulatory requirements and the quality of its external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board, which is attached as Appendix A to this Proxy Statement. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing the Company's overall financial reporting process. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 29, 2001, the Audit Committee took the following actions:

    - Reviewed and discussed the audited financial statements for the fiscal year ended December 29, 2001 with management and PricewaterhouseCoopers LLP, the Company's independent auditors;

    - Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

    - Received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee further discussed with PricewaterhouseCoopers LLP their independence and acknowledged their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

    Based on the Audit Committee's review of the audited financial statements and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2001 for filing with the Securities and Exchange Commission.

                                          Members of the Charles River
                                          Laboratories
                                          International, Inc. Audit Committee

                                          Stephen D. Chubb (Chairman)
                                          Samuel O. Thier
                                          William Waltrip

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 29, 2001, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except those described below.

    1,878 shares held indirectly by Mr. Chubb through CRL Acquisition LLC were omitted from his Form 3 filed on June 22, 2000. This holding was reported on an amended Form 3 filed on March 28, 2002.

    1,878 shares held indirectly by Mr. Waltrip through CRL Acquisition LLC were omitted from his Form 3 filed on June 22, 2000. This holding was reported on an amended Form 3 filed on March 28, 2002.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RECAPITALIZATION

    Effective September 29, 1999, all assets, liabilities and operations of Charles River Laboratories, Inc., which had been held by Bausch & Lomb Incorporated and certain of its affiliated entities, were, pursuant to a recapitalization agreement, contributed to an existing dormant subsidiary that was subsequently renamed Charles River Laboratories, Inc. Under the terms of the recapitalization, Charles River Laboratories, Inc., which had been a wholly owned subsidiary of Bausch & Lomb Incorporated, became a wholly owned subsidiary of the Company.

FINANCIAL ADVISORY FEES AND AGREEMENTS

    Donaldson, Lufkin & Jenrette Securities Corporation, an affiliate of the DLJMB Funds and Credit Suisse First Boston Corporation, received customary fees and expense reimbursement for its services as financial advisor for the recapitalization and as the initial purchaser of the units issued on September 29, 1999. DLJ Capital Funding, an affiliate of the DLJMB Funds, and Credit Suisse First Boston Corporation received customary fees and reimbursement of expenses in connection with the arrangement and syndication of the Company's credit facility and as a lender under the facility. The aggregate amount of all fees paid to the DLJ entities in connection with the recapitalization and the related financing was approximately $13.2 million plus out-of-pocket expenses. We paid a fee to the lenders under our existing credit facility, including DLJ Capital Funding, in connection with amendments to that facility and to DLJ Capital Funding for an irrevocable commitment, which has since expired, to provide the Company with a new credit facility. Credit Suisse First Boston, New York branch is an affiliate of DLJ Capital Funding and had assumed such commitment to provide us with a new credit facility. The aggregate fees payable to DLJ Capital Funding in connection with such consent and commitment were approximately $1.1 million. DLJ Securities Corporation, whose corporate parent was recently acquired by Credit Suisse Group, of which Credit Suisse First Boston Corporation is an indirect subsidiary, was co-managing underwriter in the Company's initial public offering and received customary fees of approximately $4.4 million, and DLJDIRECT, Inc., an affiliate of DLJ Securities Corporation and Credit Suisse First Boston Corporation, was an underwriter and received approximately $0.1 million. We also paid a premium of approximately
$24.5 million to the holders of our senior discount debentures due in 2010, including DLJMB, for early repayment. Credit Suisse First Boston Corporation acted as a managing underwriter in a public offering of shares by the Company and certain of its Stockholders that closed on March 21, 2001, and a public offering of shares by the Company and certain of its Stockholders that closed on July 19, 2001 and received customary fees of approximately $1.3 million from the Company and approximately $4.4 million from the Selling Stockholders for its services.

    Credit Suisse First Boston Corporation was also one of the initial purchasers in our private placement of $185,000,000 aggregate principal amount of 3.50% Senior Convertible Debentures due February 1, 2022, dated January 17, 2002 and received fees of approximately $3.6 million.

    In addition, Credit Suisse First Boston Corporation acted as dealer manager in the tender offer for all of our subsidiary's outstanding 13.5% Senior Subordinated Notes due 2009 and received a fee of approximately $300,000.

CRL ACQUISITION LLC

    Effective June 21, 2000, the Company's current Stockholders, including CRL Acquisition LLC, transferred all of their shares to us in exchange for newly issued shares of our Common Stock. Each old share was exchanged for 1.927 new shares. Immediately thereafter as part of that transaction and prior to our initial public offering, CRL Acquisition LLC terminated its existence as a corporation for tax purposes and distributed a substantial portion of these shares to its limited liability company unit holders. In July of 2001, CRL Acquisition LLC was dissolved and all remaining membership interests were distributed to its members.

INVESTORS' AGREEMENT

    The Company, B&L CRL, Inc. (a subsidiary of Bausch & Lomb Incorporated), CRL Acquisition LLC, DLJ Merchant Banking Partners II, L.P. and certain related investors, DLJ Investment Partners, L.P., DLJ Investment Funding, Inc. (DLJ Investment Partners, L.P. and DLJ Investment Funding, Inc. are collectively referred to as "DLJIP" and DLJ Merchant Banking Partners II, L.P. and its affiliated funds are referred to as the DLJMB Funds) James C. Foster, Stephen D. Chubb, William Waltrip, our management and other investors were parties to the Investors' Agreement, which was entered into in connection with the Company's recapitalization on September 29, 1999 and amended and restated on June 19, 2000. The Investors' Agreement was terminated on December 13, 2001. Following the termination of the Investors Agreement, four directors who were affiliated with Credit Suisse First Boston resigned from our Board of Directors, resulting in Credit Suisse First Boston's disaffiliation from our Company. In addition, Mr. Stephen C. McCluski, Senior Vice President and Chief Financial Officer of Bausch & Lomb Incorporated, resigned on February 6, 2002, resulting in the dissaffiliation of Bausch & Lomb Incorporated from our Company.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

    In connection with the recapitalization, some of our officers purchased units of CRL Acquisition LLC, some of whom also borrowed funds up to a maximum aggregate amount of $1.3 million from DLJ Inc. secured by their units. James C. Foster borrowed $300,000 and each of Real H. Renaud, Thomas F. Ackerman and Dennis R. Shaughnessy borrowed $200,000. Two weeks after the consummation of the recapitalization, the loans matured and were repaid. Following the repayment, the officers borrowed the following amounts from us: Mr. Foster ($300,000), Mr. Renaud ($150,000), Mr. Shaughnessy ($175,000) and Mr. Ackerman ($175,000).
Mr. Foster and Mr. Shaughnessy repaid the loans and the following amounts are currently outstanding: Mr. Renaud ($81,943) and Mr. Ackerman ($95,600). The loans mature ten years from the date of issue and interest accrues at 5.05%, the applicable federal rate. Each loan is fully recourse to the officer. Each note accelerates upon termination of the officer's employment with the Company for any reason.

REPAYMENT OF NOTES AND DEBENTURES

    In the third quarter of 2000, the Company repaid to Bausch & Lomb $46,884,000 of subordinated discount notes which were issued in connection with the recapitalization transaction. In addition, also in the third quarter of 2000, the Company repaid a total of $66,792,000 (including a $24,444,000 premium for early extinguishment) to the DLJMB Funds to extinguish senior discount debentures issued in connection with the recapitalization. In January of 2002, our subsidiary, Charles River Laboratories, Inc. repurchased all of its outstanding $79,728,350 aggregate principal amount of the 13.5% senior subordinated notes due 2009 (including $23.6 million for early purchase).

                             ELECTION OF DIRECTORS
                                (NOTICE ITEM 1)

    Under the Company's By-laws, the number of members of the Company's Board of Directors is fixed from time to time by the Board of Directors but may be increased or decreased either by the Stockholders or by the majority of directors then in office. Directors serve in office until the next annual meeting of Stockholders and until their successors have been elected and qualified or until their earlier death, resignation or removal.

    The Board of Directors has voted (i) to set the size of the Board of Directors at five, and (ii) to nominate James C. Foster, Robert Cawthorn, Stephen D. Chubb, Samuel O. Thier and William Waltrip for election at the Meeting to serve until the next annual meeting of Stockholders and until their respective successors have been elected and qualified or until their earlier death, resignation or removal.

    Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of such nominees. In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in that nominee's place. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

    A plurality of the shares voted affirmatively at the Meeting is required to elect each nominee as a director.

    THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF JAMES C. FOSTER, ROBERT CAWTHORN, STEPHEN D. CHUBB, SAMUEL O. THIER AND WILLIAM WALTRIP AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                         INDEPENDENT PUBLIC ACCOUNTANTS
                                (NOTICE ITEM 2)

    The Board of Directors has appointed PricewaterhouseCoopers LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 28, 2002. PricewaterhouseCoopers LLP were the Company's independent public accountants for the fiscal year ended December 29, 2001 and audited the Company's financial statements for the fiscal year ended December 29, 2001. The Board of Directors proposes that the Stockholders ratify the appointment for the fiscal year ending December 28, 2002. The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

    AUDIT FEES

    Fees for the audit of the Company's annual consolidated financial statements for the fiscal year ended December 29, 2001 and the reviews of the Company's quarterly condensed consolidated financial statements filed on Forms 10-Q in that year were $650,000.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    During the Company's fiscal year ended December 29, 2001,
PricewaterhouseCoopers LLP did not provide any financial information systems design or implementation services to the Company.

    ALL OTHER FEES

    In addition to the fees described above, aggregate fees of $951,000 were billed by PricewaterhouseCoopers LLP during the year ended December 29, 2001, primarily for the following professional services:

Audit-related services (a)..................................  $439,000
Income tax compliance and related tax services..............  $220,000
Other (b)...................................................  $292,000

    (a) Fees for audit-related services include fees for review of registration statements and issuance of consents and comfort letters in connection with the Company's follow-on equity offerings, audits of the Company's employee benefit plans, and financial due diligence services in connection with businesses acquired during the year.

    (b) Other fees include fees for services rendered in connection with accelerated integration plans for a business acquired during the year.

    The Audit Committee of the Board of Directors has considered whether the provision of the services described above under the caption ALL OTHER FEES is compatible with maintaining PricewaterhouseCoopers LLP's independence.

    In the event that ratification of the appointment of PricewaterhouseCoopers LLP as the independent public accountants for the Company is not obtained at the Meeting, the Board of Directors will reconsider its appointment.

    The affirmative vote of a majority of the shares present or represented and entitled to vote at the Meeting is required to ratify the appointment of the independent public accountants.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                 OTHER MATTERS

    The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                             STOCKHOLDER PROPOSALS

    To be considered for inclusion in the proxy statement relating to the Company's Annual Meeting of Stockholders to be held in 2003 (the "2003 Annual Meeting"), stockholder proposals must be received no later than December 7, 2002. To be considered for presentation at the 2003 Annual Meeting, although not included in our proxy materials, proposals must be received neither later than March 9, 2003 nor earlier than February 7, 2003. Proposals received after
March 9, 2003 will not be voted on at the 2003 Annual Meeting. If a proposal is received before that date, the proxies that management solicits for the 2003 Annual Meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the Securities and Exchange Commission. All stockholder proposals should be marked for the attention of James C. Foster, Chairman, Chief Executive Officer and President, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887.

                           ANNUAL REPORT ON FORM 10-K

    The Company's Annual Report on Form 10-K for the fiscal year ended
December 29, 2001 (other than exhibits thereto) filed with the Securities and Exchange Commission, which provides additional information about the Company, is available to beneficial owners of the Company's Common Stock without charge upon written request to James C. Foster, Chairman, Chief Executive Officer and President, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887.

    WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

                                          By order of the Board of Directors:

                                          [LOGO]

                                          Dennis R. Shaughnessy
                                          SECRETARY

Wilmington, Massachusetts
April 5, 2002

                                   APPENDIX A
            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

INTRODUCTION

    Charles River Laboratories' executive management is responsible for the completeness and accuracy of its financial reporting and the adequacy of its internal financial and operating controls. Its Board of Directors has responsibility to oversee management's discharge of these responsibilities. To assist the Board, the Corporation has established, through its By-Laws, an Audit Committee whose authority and responsibilities are described by this Charter.

PURPOSE

    This Charter is created in order to define the Audit Committee's objectives, the range of its authority, the scope of its activities and its duties and responsibilities. It is intended to give Audit Committee members, management, external and internal auditors a clear understanding of their respective roles. The Audit Committee and the Board of Directors will review and assess the adequacy of this Charter annually.

MISSION STATEMENT

    Oversight of the financial reporting process, the system of internal financial and operating controls and the audit process.

GENERAL GUIDELINES

    SIZE, COMPOSITION AND TERM OF APPOINTMENT

    - The Audit Committee is a committee of the Board of Directors and shall consist of no fewer than three directors, each of whom shall be financially literate and at least one of whom shall have accounting or related financial management expertise as defined by the relevant rules promulgated by the Financial Accounting Standards Board ("FASB"), Securities and Exchange Commission ("SEC"), National Association of Securities Dealers ("NASD") or other regulatory body. The Committee shall be made up entirely of outside directors who are independent of management as defined by the relevant SEC, FASB and NASD rules. The Board of Directors shall appoint the Audit Committee's Chairperson and members annually.

    MEETINGS

    - The Committee will meet on a quarterly basis and special meetings may be called when circumstances require.

    OVERSIGHT BY THE BOARD OF DIRECTORS

    - The Committee will report its activities to the full Board on a regular basis so that the Board is kept informed of its activities on a current basis. The Committee will perform all duties determined by the Board.

    - The Board will determine annually that the Committee's members are independent and that the Committee has fulfilled its duties and responsibilities. The Board also will review and assess the adequacy of the Committee's Charter.

    AUTHORITY

    - The Committee derives its authority from the By-Laws of the Corporation and is hereby given all resources and authority necessary to properly discharge its duties and responsibilities. The Committee acts on the Board's behalf in matters outlined below.

    INDEPENDENT AUDITORS

    - The Committee, as representatives of the shareholders, has the ultimate authority to select, evaluate and, where appropriate, replace the independent public accountants to be proposed for shareholder approval in the proxy statement. The Committee will consider management's recommendation of the appointment of the independent public accountants. The Committee will review with management the performance, appointment and/or termination of the independent public accountants.

    - The Committee will ensure that the independent public accountants provide a formal written statement to the Committee setting forth all relationships between the independent public accountants and the Company, consistent with the Independence Standards Board Standard No. 1.

    - The Committee will discuss with the independent public accountants any disclosed relationships or services which may impact the objectivity and independence of the independent public accountants.

    - The Committee will take, or recommend that the full Board take, appropriate action to ensure the independence of the independent public accountants.

    - The Committee will also review with management and the independent public accountants the annual audit scope and approach, significant accounting policies, audit conclusions regarding significant accounting estimates/reserves and proposed fee arrangements for ongoing and special projects.

    - The Committee will review with management and the independent public accountants the Company's compliance with laws and regulations having to do with accounting and financial matters.

    - The Committee and the Board of Directors should consider whether the independent public accountants should meet with the full Board to discuss any matters relative to the financial statements and/or any potentially relevant matters, and to answer any questions that other directors may have.

    FINANCIAL STATEMENTS

    - The Committee will review with management and the independent public accountants, the Company's interim and year-end financial statements, including management's discussion and analysis, and audit findings (including any significant discussion and analysis, and any significant suggestions for improvements provided to management by Internal Audit, if any, and the independent public accountants). Such review will include a discussion of significant adjustments recorded or adjustments passed.

    - The Committee will request from financial management and the independent public accountants, a briefing on any significant accounting and reporting issues, including any changes in accounting standards or rules promulgated by the FASB, SEC or other regulatory bodies, that have an effect on the financial statements.

    - The Committee will inquire about the existence and substance of any significant accounting accruals, reserves or estimates made by management that had a material impact on the financial statements.

    - The Committee will inquire of management and the independent public accountants if there were any significant financial accounting or reporting issues discussed during the accounting period and, if so, how they were resolved or, if not resolved, inquire as to the disagreements.

    PRIVATE DISCUSSIONS WITH INDEPENDENT PUBLIC ACCOUNTANTS

    - The committee will meet privately with the independent public accountants to request their opinion on various matters including the quality of the Company's accounting principles as applied in its financial reporting, and the quality and performance of its financial and accounting personnel and the internal audit staff, if any.

    AREAS REQUIRING SPECIAL ATTENTION

    - The Committee will instruct the independent public accountants and Internal Audit, if any, that the Committee expects to be advised if there are any areas that require special attention.

    POST-AUDIT REVIEW

    - The Committee will review with management and the independent public accountants the annual management letter comments and management's responses to each.

    - The Committee will discuss/review with management, company counsel and the independent public accountants the substance of any significant issues raised by counsel concerning litigation, contingencies, claims or assessments. The Committee should understand how such matters are reflected in the Company's financial statements.

                                  DETACH HERE                             ZCRL12

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             251 BALLARDVALE STREET
                              WILMINGTON, MA 01887
                                 (978) 658-6000

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 3, 2002

            THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
               OF CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting of Stockholders to be held at 10:00 a.m. on Friday, May 3, 2002 at the Lanam Club, 260 North Main Street, Andover, Massachusetts and hereby appoints James C. Foster, Thomas F. Ackerman and Dennis R. Shaughnessy, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Charles River Laboratories International, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2002 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
  SIDE                                                               SIDE

CHARLES RIVER LABORATORIES
INTERNATIONAL, INC.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

                                  DETACH HERE                             ZCRL11

     Please mark
/x/  votes as in
     this example.

THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

1. Election of Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate):

       NOMINEES: (01) James C. Foster, (02) Robert Cawthorn, (03) Stephen D.
         Chubb, (04) Samuel O. Thier and (05) William Waltrip.

                     FOR                           WITHHELD
                     ALL         / /           / / FROM ALL
                     NOMINEES                      NOMINEES

FOR ALL
NOMINEES / /
EXCEPT _____________________________________________________
       To withhold authority for any nominee mark "FOR ALL
       NOMINEES EXCEPT" and write the nominee's number above.





                                                    FOR      AGAINST     ABSTAIN

2. Proposal to ratify the appointment of
PricewaterhouseCoopers LLP as the Company's         / /        / /         / /
independent public accountants for the fiscal year ending December 28, 2002.

The Board of Directors recommends a vote FOR Proposals 1 and 2.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT         / /

MARK HERE IF YOU PLAN TO ATTEND THE MEETING           / /

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:_______________ Date:______  Signature:_______________ Date: _________